Exhibit 1

Transactions in the Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

WHITEFORT CAPITAL MASTER FUND, LP

Purchase of Common Stock	37,237	$4.1213	03/03/2026
Purchase of Common Stock	34,548	$4.1727	03/04/2026
Purchase of Common Stock	48,073	$4.2436	03/12/2026
Purchase of Common Stock	63,908	$4.2481	03/13/2026
Purchase of Common Stock	8,694	$4.2488	03/16/2026
Purchase of Common Stock	49,226	$4.2479	03/18/2026
Purchase of Common Stock	9,197	$4.2450	03/19/2026
Purchase of Common Stock	100,000	$4.2450	03/19/2026
Purchase of Common Stock	48,895	$4.2435	03/19/2026
Purchase of Common Stock	1,104	$4.2259	03/19/2026
Purchase of Common Stock	240,000	$4.2500	03/19/2026
Purchase of Common Stock	405,437	$4.2333	03/20/2026
Purchase of Common Stock	4,683	$4.2477	03/23/2026
Purchase of Common Stock	83,369	$4.2463	03/24/2026
Purchase of Common Stock	9,904	$4.2378	03/30/2026
Purchase of Common Stock	18,376	$4.2500	04/09/2026
Purchase of Common Stock	100,000	$4.2500	04/09/2026
Purchase of Common Stock	250,000	$4.2000	04/10/2026
Purchase of Common Stock	495,000	$4.2500	04/10/2026